Exhibit 99.1

Supernus Reports Final Audited Fourth Quarter and Full Year 2021 Financial Results

•Annual Report on Form 10-K filed on April 13, 2022
•Reiterates full year 2022 financial guidance provided on February 28, 2022 and reiterated on April 4, 2022
ROCKVILLE, Md., April 13, 2022 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today filed its Annual Report on Form 10-K and reported final audited financial results for the fourth quarter and full year ended December 31, 2021.
On February 28, 2022, the Company announced preliminary unaudited results for the fourth quarter and full year ended December 31, 2021. This press release updates and supersedes the press release issued on February 28, 2022 as a result of the filing of the Company's audited year-end financial statements.
In completing its year-end financial statements, one change relating to non-recurring acquisition-related costs associated with the acquisition of Adamas Pharmaceuticals, Inc. (Adamas) was made to the preliminary unaudited results. This change and the resulting final audited results are in the table below:

($ in millions)	Three Months Ended December 31, 2021			Twelve Months Ended December 31, 2021
	Preliminary	Change	Final	Preliminary	Change	Final
Total revenues	N/A	—	$159.1	$579.8	—	$579.8
Net product sales	$155.0	—	$155.0	$567.5	—	$567.5
Combined R&D and SG&A expenses	$105.0 - $110.0	$15.6	$122.8	$377.0 - $382.0	$15.6	$395.2
Amortization of intangible assets expense	$11.0 - $12.0	—	$12.0	$29.0 - $30.0	—	$30.0
Operating earnings	$20.0 - $25.0	$(15.6)	$6.1	$100.0 - $105.0	$(15.6)	$86.0
As compared to the preliminary unaudited results, combined R&D and SG&A expenses increased by approximately $15.6 million and final operating earnings was reduced by that amount, in each case, for the three and twelve months ended December 31, 2021. The final audited results do not include any other changes from the 2021 preliminary unaudited information included in the February 28, 2022 press release. Detailed final audited results for the period ended December 31, 2021, can be found at the end of this release.
Financial Results
Key financial highlights include (dollars in millions):

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	Change	2021	2020	Change
Revenues	$159.1	$143.6	$15.5	$579.8	$520.4	$59.4
Operating earnings	$6.1	$43.0	$(36.9)	$86.0	$173.7	$(87.7)
Net earnings	$2.4	$30.8	$(28.4)	$53.4	$127.0	$(73.6)

Full Year 2021 — GAAP to Non-GAAP Adjustments
An itemized reconciliation between operating earnings on a GAAP basis and operating earnings on a non-GAAP basis is as follows:

($ in millions)	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
Operating earnings - As Reported (GAAP)	$6.1	$86.0
Adjustments:
Amortization of intangible assets	12.0	30.0
Share-based compensation	4.0	17.9
Contingent consideration	1.1	(6.5)
Acquisition-related costs	22.3	22.3
Other R&D	—	15.0
Depreciation	0.7	2.6
Operating earnings - As Adjusted (non-GAAP)	$46.2	$167.3
Non-GAAP operating earnings adjust for non-cash items including share-based compensation expense, depreciation and amortization, and accretion of contingent consideration, and for non-recurring costs. Acquisition-related costs reflect non-recurring acquisition-related costs related to the Adamas acquisition. Other R&D reflects a non-cash expense related to the equity investment in Navitor due to the accounting impact of the March 2021 Navitor corporate restructuring. Included in the amortization of intangible assets is amortization of acquired intangible assets from the Adamas acquisition in November 2021.
Full Year 2022 Financial Guidance (GAAP)
The Company reiterates the full year 2022 financial guidance as set forth below:

Amount ($ in millions)
Total revenues (1)	$640 - $680
Combined R&D and SG&A expenses	$460 - $490
Operating earnings (2)	$20 - $40
Effective tax rate	25% - 28%
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(1) Includes net product sales and royalty revenue.
(2) Includes amortization of intangible assets and contingent consideration expense (gain).
Full Year 2022 Financial Guidance — GAAP to Non-GAAP Adjustments
An itemized reconciliation between projected operating earnings on a GAAP basis and projected operating earnings on a non-GAAP basis is as follows:

Amount ($ in millions)
Operating earnings - GAAP	$20 - $40
Adjustments:
Amortization of intangible assets	$80 - $85
Share-based compensation	$20 - $25
Contingent consideration	$8 - $12
Depreciation	$2 - $3
Operating earnings - non-GAAP	$130 - $165

Non-GAAP Financial Information
This press release contains a financial measure, non-GAAP operating earnings, which does not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measure should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP operating earnings adjust for non-cash share-based compensation expense, depreciation and amortization, and accretion of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables in this press release. We believe the use of non-GAAP operating earnings measure is useful supplemental information to investors regarding the Company’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. There are limitations associated with the use of non-GAAP financial measure. Including such measure may not be entirely comparable to similarly titled measures used by other companies, may not reflect all items of income and expense, as applicable, that affect our operations, potential differences among calculation methodologies, may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. We mitigate these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. Investors are encouraged to review the reconciliation. The Company’s 2022 financial guidance is also being provided on both a reported and a non-GAAP basis.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in PD, cervical dystonia, chronic sialorrhea, dyskinesia in PD patients receiving levodopa-based therapy, and drug-induced extrapyramidal reactions in adult patients. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in PD, epilepsy, depression, and other CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to commercialize its products including Qelbree; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates including SPN-830; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; the Company’s ability to increase the number of prescriptions written for each of its products and the products of Adamas; the Company’s ability to increase its net revenue from its products and the products of Adamas; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	December 31, 2021	December 31, 2020

Assets
Current assets
Cash and cash equivalents	$203,434	$288,640
Marketable securities	136,246	133,893
Accounts receivable, net	148,932	140,877
Inventories, net	85,959	48,325
Prepaid expenses and other current assets	27,019	18,682
Total current assets	601,590	630,417
Long term marketable securities	119,166	350,359
Property and equipment, net	16,955	37,824
Intangible assets, net	784,693	364,342
Goodwill	117,516	77,911
Other assets	49,232	43,249
Total assets	$1,689,152	$1,504,102

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$117,683	$78,934
Accrued product returns and rebates	132,724	126,192
Contingent consideration, current portion	44,840	30,900
Other current liabilities	20,132	9,082
Total current liabilities	315,379	245,108
Convertible notes, net	379,252	361,751
Contingent consideration, long term	35,637	45,800
Operating lease liabilities, long term	41,298	28,579
Deferred income tax liabilities, net	85,355	35,215
Other liabilities	16,380	42,791
Total liabilities	873,301	759,244

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 53,256,094 and 52,868,482 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	53	53
Additional paid-in capital	434,337	409,332
Accumulated other comprehensive earnings, net of tax	1,539	8,975
Retained earnings	379,922	326,498
Total stockholders’ equity	815,851	744,858
Total liabilities and stockholders’ equity	$1,689,152	$1,504,102

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Revenues
Net product sales	$154,963	$140,743	$567,504	$509,350
Royalty revenue	4,087	2,814	12,271	11,047
Total revenues	159,050	143,557	579,775	520,397

Costs and expenses
Cost of goods sold (a)	16,994	18,533	75,061	52,459
Research and development	21,078	17,938	90,467	75,961
Selling, general and administrative	101,735	56,500	304,759	200,677
Amortization of intangible assets	12,025	5,888	29,989	15,702
Contingent consideration (gain) expense	1,120	1,700	(6,530)	1,900
Total costs and expenses	152,952	100,559	493,746	346,699

Operating earnings	6,098	42,998	86,029	173,698

Other (expense) income
Interest expense	(5,934)	(6,096)	(23,423)	(23,754)
Interest and other income, net	1,887	2,791	10,569	18,704
Total other expense	(4,047)	(3,305)	(12,854)	(5,050)

Earnings before income taxes	2,051	39,693	73,175	168,648

Income tax expense	(391)	8,925	19,751	41,698
Net earnings	$2,442	$30,768	$53,424	$126,950

Earnings per share
Basic	$0.05	$0.58	$1.01	$2.41
Diluted	$0.04	$0.57	$0.98	$2.36

Weighted-average shares outstanding
Basic	53,235,082	52,708,643	53,099,330	52,615,269
Diluted	54,528,826	53,747,118	54,356,744	53,689,743
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(a) Excludes amortization of acquired intangible assets

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
ICR Westwicke
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com